Exhibit 99.1
P R E S S   A N N O U N C E M E N T

Press Contacts:
John Stewart	Claire Rowberry
Progress Software	LEWIS PR
+1 781-280-4101	+1 617-226-8841
Jstewart@progress.com	progresssoftware@lewispr.com
Progress Software Announces Next Phase of Growth Strategy
BEDFORD, Mass., June 10, 2010 — Progress Software Corporation (NASDAQ: PRGS), a leading independent enterprise software provider that enables companies to be operationally responsive, today unveiled a further series of strategic initiatives to better position the company for long-term growth, improved profitability, greater competitiveness and improved efficiency across its global business.
These initiatives include:
•	The refinement of the company’s product portfolio towards core and high-growth opportunities, delivering industry-leading solutions that enable companies to be more operationally responsive.

•	An increased investment and expansion, over the next 18 months, of development and administration operations in India, where Progress has run a successful development organization for several years.

•	The continued consolidation of offices around the world.
As the first step in accomplishing these strategic initiatives, during its third fiscal quarter ending August 31, 2010, Progress Software expects to reduce its global headcount by 7 to 9 percent of its global workforce. The Company currently expects to incur a pre-tax charge in the range of approximately $11 million to $16 million during its 2010 third fiscal quarter as a result of these headcount reductions and office consolidations.
These strategic initiatives also involve the global consolidation and redeployment of a portion of the Company’s product development and administrative personnel, assets and processes to India and/or potentially other global locations that offer greater efficiencies to the business. Through these initiatives, Progress Software expects to incur future pre-tax restructuring charges of approximately $9 million to $13 million during the fourth quarter of 2010 and the full 2011 fiscal year, primarily comprising costs for severance and consolidation of facilities. Additionally, the Company expects to incur additional non-recurring, pre-tax transition costs of approximately $8 million to $13 million over the next eighteen month period commencing with fiscal Q3. These investments are necessary to ramp up the new, more efficient capabilities ahead of switching over from the existing cost structure. Progress Software will break out these restructuring charges and transition expenses in its financial results as they are incurred during the phase-in period.
Richard D. Reidy, president and chief executive officer, Progress Software, said: “When I was appointed CEO, I committed to a transformational vision for Progress Software that focuses on growth and improved operational efficiency. Achieving this vision has required substantial change that we knew would be implemented in stages. Collectively, these moves have made us a stronger, more focused company, better able to achieve the aggressive goals we’ve set for Progress.”

The Company expects to meet or exceed its fiscal Q2 earnings per share guidance and be slightly below revenue guidance as provided in its first quarter earnings press release issued on March 23, 2010. Further details on the Company’s long-term growth initiatives and business outlook will be provided during the Company’s fiscal Q2 earnings conference call scheduled for June 23, 2010.
Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is an independent enterprise software company that enables businesses to be operationally responsive to changing conditions and customer interactions as they occur – to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class enterprise software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment – all supporting on-premises and SaaS/Cloud deployments. Progress maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress can be reached at www.progress.com or +1-781-280-4000.
Safe Harbor Statement
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include statements regarding the Company’s business outlook for its second fiscal quarter, strategic plans and the actions and estimated charges and anticipated timing described above, involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: the receipt and shipment of new orders; the timely release of enhancements to the Company’s products; the growth rates of certain market segments; the positioning of the Company’s products in those market segments; variations in the demand for professional services and technical support; pricing pressures and the competitive environment in the software industry; the continuing weakness in the U.S. and international economies, which could result in fewer sales of the Company’s products and may otherwise harm the Company’s business; business and consumer use of the Internet; the Company’s ability to complete and integrate acquisitions; the Company’s ability to realize the expected benefits and anticipated synergies from acquired businesses; the Company’s ability to penetrate international markets and manage its international operations; changes in exchange rates; the Company’s ability to realize the expected benefits from the actions described above; and the potential disruption to the Company’s business from the actions described in this release. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company’s filings with the Securities and Exchange Commission.
Progress, Progress RPM, Responsive Process Management suite, Progress Control Tower, and OpenEdge are trademarks or registered trademarks of Progress Software Corporation and/or its subsidiaries or affiliates in the U.S. and other countries. Any other trademarks contained herein are the property of their respective owners.
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